EXHIBIT 99.1

FENTURA FINANCIAL, INC.
P.O. BOX 725
FENTON, MI 48430-0725

Contact:	Ronald L. Justice SVP-Corporate Governance & Investor Relations Fentura Financial, Inc. (810) 714-3902 October 5, 2005

For Immediate Release

Fentura Financial, Inc. recently announced the appointment of Kenneth R. Elston to the Board of Directors. He will also serve as the Chairman of Fentura’s Audit Committee. Elston is the Vice President and Chief Financial Officer of Rexair Inc. an international sales and manufacturing firm headquartered in Troy, Michigan.

Elston, a Fenton, Michigan native, graduated from Fenton High School in 1979. He attended Michigan State University and obtained his BA in Accounting in 1983. After college, he became a CPA while working for Ernst & Young in Detroit. After five years in public accounting, he accepted an out of state position in the private sector and since that time has worked as an Audit Manger, Divisional Controller, and Chief Financial Officer. He returned to the Fenton area in 1999 and is currently Treasurer and a trustee of the Fenton Area Public Schools Board of Education. Elston and his family reside in Fenton.

Fentura Financial, Inc. is a bank holding company headquartered in Fenton, Michigan. Subsidiary banks include The State Bank headquartered in Fenton with offices serving Fenton, Linden, Holly, Grand Blanc, and Brighton; Davison State Bank headquartered in Davison, Michigan with offices serving Davison and Goodrich; and West Michigan Community Bank headquartered in Hudsonville, Michigan with offices serving Hudsonville, Holland, Jenison, and Grandville. Fentura Financial, Inc. shares are traded over the counter under the FETM trading symbol.